EXHIBIT 21.0

                           SUBSIDIARIES OF REGISTRANT

     (Upon consummation of the transactions contemplated in the Prospectus)

1. Cardiac Control Systems, Inc., a Delaware corporation ("Cardiac"), a direct, wholly-owned subsidiary of Registrant.

2. Electro-Catheter Corporation, a New Jersey corporation ("Electro"), an indirect, wholly-owned subsidiary of Registrant and a direct, wholly-owned subsidiary of Cardiac.

3. Cardiac Control Systems Far East, Inc., A Delaware corporation, an indirect, wholly-owned subsidiary of Registrant and a direct, wholly -owned subsidiary of Cardiac.